                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          IMPERIAL HOLLY CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


- -------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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Notes:

            [LETTERHEAD OF IMPERIAL HOLLY CORPORATION APPEARS HERE]

                                          June 14, 1996

Dear Fellow Shareholder:

  This year the Annual Meeting of Shareholders will be held on Friday, July 26, 1996 at 11:00 a.m. at the Sugar Creek Country Club, 420 Sugar Creek Boulevard, Sugar Land, Texas 77478. You are cordially invited to attend.

  At the meeting, we will elect four directors; act upon a Nonemployee Director Compensation Plan; act on a proposal to amend the Company's Stock Incentive Plan; and act on the selection of auditors.

  Your Board of Directors joins me in urging you to attend to hear a report on the Company's progress during the past year and to meet with members of management. However, even if you plan to attend the meeting in person, I hope you will sign, date and return your proxy as soon as possible. Your vote is always important.

                                          Sincerely,

                                          /s/ I.H. KEMPNER, III

                          IMPERIAL HOLLY CORPORATION

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JULY 26, 1996

To the Shareholders of Imperial Holly Corporation:

  The Annual Meeting of Shareholders of Imperial Holly Corporation (the "Company") will be held at the Sugar Creek Country Club, 420 Sugar Creek Boulevard, Sugar Land, Texas 77478, on Friday, July 26, 1996, at 11:00 a.m., for the following purposes:

    (1) to elect four directors to serve for three-year terms until the 1999 Annual Meeting of Shareholders and until their successors are qualified;

    (2) to consider and act upon a proposal to approve a Nonemployee Director Compensation Plan;

    (3) to consider and act upon a proposal to approve an amendment to the Company's Stock Incentive Plan;

    (4) to consider and act upon a proposal to ratify the appointment of the firm Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company for its fiscal year ending March 31, 1997; and

    (5) to transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on June 3, 1996 are entitled to notice of and to vote at the meeting.

  The By-Laws of the Company require that the holders of a majority of the outstanding shares of Common Stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Therefore, regardless of the number of shares you hold, it is important that your stock be represented at the meeting.

 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE ASK THAT YOU PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

                                          By Order of the Board of Directors

                                          William F. Schwer
                                          Secretary

Sugar Land, Texas
June 14, 1996

                          IMPERIAL HOLLY CORPORATION

                              ONE IMPERIAL SQUARE
                           SUGAR LAND, TEXAS  77478

                                PROXY STATEMENT

                      1996 ANNUAL MEETING OF SHAREHOLDERS

  The accompanying proxy is solicited on behalf of the Board of Directors of Imperial Holly Corporation (the "Company") to be voted at the 1996 Annual Meeting of Shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone, by telegraph or in person. The Company has retained D. F. King & Co., Inc. on customary terms and at a fee estimated not to exceed $4,500, plus reasonable expenses, to assist in soliciting proxies. All expenses of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be borne by the Company. If you attend the meeting, you may vote in person if you wish, even though you have mailed in your proxy. This Proxy Statement and the accompanying proxy are being mailed to shareholders beginning on or about June 14, 1996.

  All duly executed proxies will be voted in accordance with the instructions thereon. However, shareholders who execute proxies retain the right to revoke them at any time before they are voted. The revocation of a proxy shall not be effective until written notice thereof has been given to the Secretary of the Company, unless the person granting such proxy votes in person.

  Unless otherwise indicated on the proxy, shares will be voted by the persons named on the accompanying proxy as follows:

  (a) for the election of the four directors named below;

  (b) for approval of the Nonemployee Directors Compensation Plan;

  (c) for approval of the proposal to amend the Company's Stock Incentive Plan; and

  (d) for ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors.

  The majority of the outstanding shares of Common Stock, without par value, of the Company ("Common Stock") entitled to vote must be present in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. Shares underlying a proxy marked "Abstain" on a matter will be considered to be represented at the meeting for quorum purposes.

  Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be present at the meeting for quorum purposes, but will be considered to be voted only as to those matters actually voted, and will not be considered as voting for any purpose as to the matters with respect to which no vote is indicated (commonly referred to as "broker non-votes.")

  Directors are elected by a plurality of votes cast. The affirmative vote of the majority of the shares present and entitled to vote on the matter is required for adoption of the proposals referred to in (b), (c) and (d). Accordingly, abstentions applicable to shares represented at the meeting will have the same effect as no votes, and broker non-votes will have no effect on the outcome.

  The persons named in the accompanying proxy may act with discretionary authority should any nominee become unavailable for election, although management is unaware of any circumstances likely to render any of the nominees unavailable. Management does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be presented to the meeting by others.

  At the close of business on June 3, 1996, the record date for the determination of shareholders entitled to vote at the meeting, the Company had outstanding 10,315,070 shares of Common Stock, which is the only class of stock of the Company outstanding and entitled to vote at the meeting. Each shareholder is entitled to one vote for each share of Common Stock held. Cumulative voting is not allowed.

                       PROPOSAL 1: ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes designated Class I, Class II and Class III, with staggered terms of office. The number of directors in each of the three classes is to be as nearly equal as possible. After the election of directors at the 1996 Annual Meeting, the terms of office of the Class II directors will extend until the Annual Meeting of Shareholders in 1999 (and until their successors are qualified). The terms of office of the Class III directors extend until the Annual Meeting of Shareholders in 1997 and the terms of office of the Class I directors extend until the Annual Meeting of Shareholders in 1998 (and, in each case, until their successors are qualified). At the 1996 Annual Meeting, it is proposed to elect A. M. Bartolo, Edward O. Gaylord, Roger W. Hill and Robert L. K. Lynch as directors in Class II. All of the nominees are currently serving as directors of the Company. Mr. Robert C. Hanna, a director of the Company since 1976, is not standing for re-election as a director. Mr. Hanna's term as a Class II director will expire at the 1996 Annual Meeting.

NOMINEES

  Set forth below is certain information concerning the four nominees for election as directors at the 1996 Annual Meeting, including the business experience of each during the past five years and the age of each nominee on June 3, 1996.

  A. M. BARTOLO, a director since 1970, joined the Company in 1958 and served in various capacities until his retirement in 1994. At the time of his retirement, Mr. Bartolo was Executive Vice President and Chief Operating Officer of the Company and President of Imperial Sugar Company--a division of the Company ("Imperial Sugar Company"). Mr. Bartolo is age 67. Mr. Bartolo is currently a director in Class III. Should Mr. Bartolo not be elected as a Class II director, he will continue to serve as a Class III director until the Annual Meeting of Shareholders in 1997 and until his successor is qualified.

  EDWARD O. GAYLORD, who has been a director of the Company since 1978, has been the President and a director of Gaylord & Company, Inc., a venture capital business, since 1988. Since January 1993, he has been Chairman of EOTT Energy Corporation, an oil trading and transportation company. Mr. Gaylord, age 64, is also a director of Seneca Foods Corporation, Stant Corporation and The Federal Reserve Bank of Dallas, Houston Branch.

  ROGER W. HILL was appointed a Managing Director of the Company in 1995, and has been an Executive Vice President and a director of the Company and President and Chief Executive Officer of Holly Sugar Corporation ("Holly Sugar") since 1988, when Holly Sugar was acquired as a wholly owned subsidiary of the Company. Mr. Hill, age 56, joined Holly Sugar in 1963 and served in various capacities throughout his career.

  ROBERT L. K. LYNCH has been a director of the Company since 1990 and has been President and Chief Executive Officer of Yaga, Inc., a clothing manufacturer, since September 1994. Mr. Lynch, age 46, has been in the real estate restoration, development and management business since 1987 and has been a member of the City Council of Galveston since 1990. Mr. Lynch is a director of the United States National Bank, Galveston, Texas.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" A. M. BARTOLO, EDWARD D. GAYLORD, ROGER W. HILL AND ROBERT L. K. LYNCH AS DIRECTORS.

CONTINUING DIRECTORS

  Set forth below is certain information concerning the nine directors of the Company whose present terms of office will continue until 1997 or 1998, including the business experience of each during the past five years and the age of each director on June l, 1996.

Directors in Class III
(Terms Expiring at the 1997 Annual Meeting of Shareholders)

  ANN O. HAMILTON, a director of the Company since 1974, was with the World Bank in Washington, D.C. from 1970 until her retirement on December 31, 1995. Mrs. Hamilton, age 59, was Senior Adviser to the Vice President, South Asia Region, from 1995 until her retirement. She was Director of the Bangladesh, Bhutan & Nepal Department from 1993 to 1994, and Director of the Population & Human Resources Department from 1987 to 1992.

  HARRIS L. KEMPNER, JR., a director of the Company since 1966, has been President of Kempner Capital Management, Inc., an investment advisory firm, since 1982 and a trustee of the H. Kempner Trust Association since 1967. He served as Chairman of the Board of United States National Bank from 1988 to 1993 when he became Chairman Emeritus. Mr. Kempner, age 56, is a director of TNP Enterprises, Inc. and American Indemnity Financial Corporation and an advisory director of Cullen/Frost Bankers, Inc.

  H. E. LENTZ has been a director of the Company since 1993. Mr. Lentz, age 51, has been a Managing Director of Lehman Brothers Inc., an investment banking firm, since 1993. Prior thereto, Mr. Lentz served as Vice Chairman of Wasserstein Perella & Co. from 1988 to 1993 and as Managing Director of Shearson Lehman Hutton, Inc. from 1984 to 1988. Mr. Lentz serves as a director of the Rowan Companies, Inc.

  FAYEZ SAROFIM, a director of the Company since 1991, is President and Chairman of the Board of Fayez Sarofim & Co., an investment advisory firm he founded in 1958. Mr. Sarofim, age 67, is currently a director of Teledyne, Inc., Argonaut Group, Unitrin, Inc., MESA, Inc. and the Exor Group, S.A.

Directors in Class I
(Terms Expiring at the 1998 Annual Meeting of Shareholders)

  JOHN D. CURTIN, JR. has been a director of the Company since 1993. Mr. Curtin has been Chairman and Chief Executive Officer of Aearo Corporation (formerly Cabot Safety Corporation), a worldwide manufacturer and supplier of personal protection equipment, since May 1994 and was Executive Vice President and a director of Cabot Corporation, a specialty chemicals and materials company and manufacturer of carbon black, until July 1995. Mr. Curtin served from 1989 to 1992 as Chief Financial Officer of Cabot Corporation. Mr. Curtin, age 63, is a Director of Augat, Inc.

  I. H. KEMPNER, III has been Chairman of the Board of Directors of the Company since 1971 and was first elected a director of the Company in 1967. Mr. Kempner retired as an executive officer on January 1, 1996. He became Chairman of the Executive Committee in 1978. Mr. Kempner joined the Company in 1964 and served in various executive capacities prior to his election as Chairman of the Board. Mr. Kempner, age 63, is Chairman of the Board of Directors of the Houston Branch of the Federal Reserve Bank of Dallas.

  JAMES C. KEMPNER, a director since 1988, was appointed President and Chief Executive Officer of the Company in 1993. Mr. Kempner, age 56, is also the Chief Financial Officer, a position he has held since he joined the Company in 1988. In 1994, Mr. Kempner was elected President of Imperial Sugar Company, a position he had held previously. From 1988 to 1993, Mr. Kempner was an Executive Vice President of the Company.

  DANIEL K. THORNE was elected a director of the Company in 1988. For more than the past five years, Mr. Thorne has been the President of Star Lake Cattle Company and Star Lake Properties, Inc., which are engaged in cattle and timber operations, and the President of Eagle Island Citrus Corporation, a citrus production operation. Mr. Thorne is age 44.

  Mr. I. H. Kempner, III and Mr. James C. Kempner are brothers and are first cousins of Mr. Harris L. Kempner, Jr. In addition, Mrs. Hamilton, Mr. Harris
L. Kempner, Jr., Mr. I. H. Kempner, III, Mr. James C. Kempner, Mr. Lynch and Mr. Thorne are each descendants of H. Kempner, a Galveston entrepreneur who died in 1894.

BOARD COMMITTEES AND MEETINGS

  The Company's Board of Directors has five standing committees: Executive, Audit, Executive Compensation, Nominating and Environmental. Except for the Executive Committee, the committees are composed of members who are not officers or employees of the Company or its subsidiaries. The membership and principal responsibilities of the committees are described below.

  At intervals between formal meetings, members of the Board and each committee are provided with information regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation may lead to Board or committee action between meetings being taken by unanimous written consent.

  During the 1996 fiscal year, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and its committees on which the director served (with the exception of Mr. Sarofim, who attended 25% of the meetings). The Board met four times during the 1996 fiscal year.

Executive Committee

Members: I. H. Kempner, III (Chairman)
     Edward O. Gaylord
     Robert C. Hanna
     James C. Kempner

  The Executive Committee exercises the powers of the Board to manage the Company between meetings of the Board. The Executive Committee did not meet during the 1996 fiscal year.

Audit Committee

Members: Harris L. Kempner, Jr. (Chairman)
     Edward O. Gaylord
     Daniel K. Thorne

  The Audit Committee reviews with the Company's internal auditor and independent certified public accountants the scope and results of their audits, monitors the adequacy of the Company's system of internal controls and procedures, recommends to the Board the selection of the independent certified public accountants and reviews the fees paid for services rendered by such accountants. During the 1996 fiscal year, the Audit Committee met three times.

Executive Compensation Committee

Members: John D. Curtin, Jr. (Chairman)
     Edward O. Gaylord
     H. E. Lentz

  The Executive Compensation Committee establishes the salaries, bonuses and other compensation for the Company's directors, executive officers and certain other managerial and professional personnel. The Committee reviews and approves or in some cases recommends to the Board the Company's compensation plans. The Executive Compensation Committee also administers the granting of incentives to eligible employees under the Company's Stock Incentive Plan and administers the Company's incentive bonus plans. The Executive Compensation Committee met three times during the 1996 fiscal year.

Nominating Committee

Members: Edward O. Gaylord (Chairman)
     John D. Curtin, Jr.
     H. E. Lentz

  The Nominating Committee recommends to the Board persons to be proposed by the Board for election as directors. The Nominating Committee is also authorized to address director compensation issues and the terms of service of directors. The Nominating Committee will consider nominees recommended by shareholders. Shareholders may submit any such nomination to the Chairman of the Nominating Committee in care of the Company at the address listed on the first page of this Proxy Statement.

Environmental Committee

Members: Robert L. K. Lynch (Chairman)
         A. M. Bartolo

  The Environmental Committee oversees all aspects of the Company's environmental policy and compliance with the policy, including the adequacy of management's programs for implementing the environmental policy. The Committee reviews, reports on and makes recommendations to the Board regarding the policy. The Environmental Committee did not meet during the 1996 fiscal year.

DIRECTOR REMUNERATION

  Each director of the Company who is not an officer of the Company currently receives $18,000 per annum for serving as a director, plus $1,000 for each Board meeting attended. Additionally, each such director who serves on a committee currently receives $1,000 for each committee meeting attended if the meeting is not held on the same day as a Board meeting. Each director is also reimbursed by the Company for travel expenses incurred in connection with attendance at Board or committee meetings or other business of the Company. The Board of Directors has approved a compensation plan for nonemployee directors which if approved by the shareholders would replace annual cash renumeration with shares of Common Stock. See "Approval of Nonemployee Director Compensation Plan."

  Under the Company's 1989 Nonemployee Director Stock Option Plan, each director of the Company who is not an employee of the Company is automatically granted an option on the later of (i) July 27, 1989 or (ii) the date the director becomes a director of the Company. Each option permits the optionee to purchase 1,500 shares of Common Stock at an exercise price per share equal to 50% of the fair market value of a share of Common Stock on the date the option is granted. Options granted under the Nonemployee Director Stock Option Plan are not exercisable until the optionee has completed three years of service as a director of the Company. In the event of a "change in control" of the Company (as defined in the Nonemployee Director Stock Option Plan), any unvested portion of the options will immediately become exercisable in full.

  No options to purchase shares of Common Stock under the Nonemployee Director Option Plan were granted during the fiscal year ended March 31, 1996. Options covering 1,500 shares of Common Stock were exercised during fiscal 1996 by Mr. Sarofim.

  The Imperial Holly Corporation Retirement Plan for Nonemployee Directors is a non-qualified retirement plan providing monthly retirement benefits to retired directors of the Company who never served as employees of the Company. The plan provides for payments, commencing at the later of age 65 or retirement, equal to the retainer received by the director (or the cash equivalent thereof) at the date of the director's retirement for up to ten years after retirement (based on years of service) to a director who retires after completion of three years of service. Death benefits equal to 50% of the retirement benefit are paid to a surviving spouse.

EXECUTIVE COMPENSATION

  The following table and narrative set forth the compensation of the chief executive officer, the other four most highly compensated executive officers during the 1996 fiscal year and Mr. I. H. Kempner, III, who retired as an executive officer on January 1, 1996 (collectively, the "named officers"), for services rendered in all capacities during fiscal years 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                       ANNUAL COMPENSATION        COMPENSATION
                                --------------------------------- ------------
                                                                     AWARDS
                                                                  ------------
                                                                   SECURITIES
                                                                   UNDERLYING
   NAME AND PRINCIPAL    FISCAL                    OTHER ANNUAL   OPTIONS/SARS    ALL OTHER
        POSITION          YEAR   SALARY  BONUS(1) COMPENSATION(2) (NUMBER)(3)  COMPENSATION(4)
   ------------------    ------ -------- -------- --------------- ------------ ---------------
James C. Kempner........  1996  $354,024 $     0      $57,403             0        $    0
 President, Chief         1995   343,512       0        7,038             0             0
 Executive Officer,       1994   313,008   7,000       13,243        50,000             0
 Chief Financial
 Officer and President,
 Imperial Sugar Company
I. H. Kempner, III .....  1996   208,980       0       71,697             0         3,812
 Chairman of the          1995   278,640       0       25,703             0         3,812
 Board of Directors       1994   305,277   7,000       23,016        50,000         3,812
Roger W. Hill...........  1996   284,448       0       58,140             0             0
 Managing Director, Ex-   1995   273,936       0       45,552             0             0
 ecutive Vice President   1994   270,432   7,000       49,081        10,000             0
 and President, Holly
 Sugar Corporation
Peter C. Carrothers.....  1996   166,800   8,340       28,051        20,000             0
 Managing Director and    1995   135,639       0       12,337        15,000             0
 Senior Vice President,
 Operations (5)
William F. Schwer.......  1996   175,008   8,750       24,954        28,000             0
 Managing Director,       1995   155,994       0        5,872             0             0
 Senior Vice President,   1994   140,432   2,000        6,641         7,000             0
 Secretary and
 General Counsel
Roy F. Silva ...........  1996   158,400   7,920            0         8,000             0
 Vice President,          1995   150,816       0            0             0             0
 Product Development      1994   150,816       0            0         2,000             0

- --------
(1) Bonuses paid in fiscal 1996 were pursuant to the Company's Performance Incentive Plan; awards in prior years are non-performance-based discretionary bonuses.
(2) Amounts are primarily payments under the Company's vacation policy and for taxes due on perquisites. Monetary service awards, which are earned on every fifth anniversary of employment, are also included when paid. Mr. James C. Kempner's fiscal year 1996 other annual compensation included an $8,361 payment for taxes due on perquisites, an $8,370 automobile allowance, a $23,465 disability insurance policy premium and $13,525 for a bargain vehicle purchase. Mr. I. H. Kempner, III's fiscal year 1996 other annual compensation included vacation pay of $22,103, a $12,277 payment for taxes due on perquisites, an $11,888 automobile allowance, a $6,895 disability insurance premium and $13,525 for a bargain vehicle purchase. Mr. I. H. Kempner, III's fiscal year 1995 other annual compensation included a $14,540 payment for taxes due on perquisites and a $5,904 monetary service award. Mr. Hill's fiscal 1996 other annual compensation included $10,940 in vacation pay, a $5,325 payment for taxes due on perquisites, a $23,355 disability insurance premium and $13,525 for a bargain vehicle purchase. Mr. Hill's fiscal year 1995 other annual compensation included $10,401 in vacation pay and a $21,195 disability insurance policy premium. Mr. Hill's fiscal year 1994 other annual compensation included a $6,565 automobile allowance and a $22,400 disability insurance policy premium. Mr. Carrothers' fiscal year 1996 other annual compensation included a $4,804 payment for taxes due on perquisites, a $2,806 disability insurance premium, a $7,500 automobile allowance and a moving allowance of $11,142. Mr. Carrothers' fiscal 1995 other annual compensation included a $6,000 automobile allowance and a $4,248 moving allowance. Mr. Schwer's fiscal year 1996 other annual compensation included $2,019 in vacation pay, a $3,196 payment for taxes on perquisites, a $2,753 automobile allowance and $13,525 for a bargain vehicle purchase.
(3) No options granted include SARs.
(4) Represents split dollar life insurance premiums. The Company has a collateral interest in each policy in an amount equal to approximately three times the annual premium.
(5) Mr. Carrothers joined the Company in May 1994.

 Information Concerning Stock Options

  The following table reflects information with respect to stock options granted by the Executive Compensation Committee to the named officers during fiscal 1996 as indicated in the Summary Compensation Table. All options listed in the table below have an exercise price equal to the fair market value per share of Common Stock on the date of grant. The options provide that the optionee may satisfy the exercise price with cash or shares of Common Stock owned by the optionee. Income tax withholding obligations may be satisfied by having the Company withhold shares of Common Stock issuable upon exercise.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                           INDIVIDUAL GRANTS
- -----------------------------------------------------------------------
                                                                             POTENTIAL
                                        PERCENT                          REALIZABLE VALUE
                          NUMBER OF     OF TOTAL                         AT ASSUMED ANNUAL
                          SECURITIES  OPTIONS/SARS                        RATES OF STOCK
                          UNDERLYING   GRANTED TO  EXERCISE             PRICE APPRECIATION
                         OPTIONS/SARS  EMPLOYEES    OR BASE             FOR OPTION TERM(2)
                           GRANTED     IN FISCAL     PRICE   EXPIRATION -------------------
NAME                     (NUMBER)(1)      YEAR     ($/SHARE)    DATE      5%($)    10%($)
- ----                     ------------ ------------ --------- ---------- --------- ---------
James C. Kempner........         0           0            0           0         0         0
I. H. Kempner, III......         0           0            0           0         0         0
Roger W. Hill...........         0           0            0           0         0         0
Peter C. Carrothers.....    20,000        21.3%     $7.7813  10/27/2005  $143,513  $311,362
William F. Schwer.......    28,000        29.8%      7.7813  10/27/2005   200,918   435,907
Roy F. Silva............     8,000         8.5%      7.7813  10/27/2005    57,405   124,545

- --------
(1)Options granted are non-qualified and vest in four equal annual increments beginning October 27, 1996.
(2) These amounts represent certain assumed rates of appreciation only and are purely theoretical. Actual gains, if any, on stock option exercises are dependent on future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved.

  The following table sets forth certain information with respect to unexercised options held at March 31, 1996. No options were exercised by the named officers during fiscal 1996.

                       FISCAL YEAR-END OPTION/SAR VALUES

                                                       VALUE OF UNEXERCISED IN-
                             NUMBER OF UNEXERCISED               THE-
                           OPTIONS/SARS AT MARCH 31,     MONEY OPTIONS/SARS AT
                                 1996 (NUMBER)             MARCH 31, 1996(2)
                          ---------------------------- -------------------------
NAME                      EXERCISABLE(1) UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ----                      -------------- ------------- ----------- -------------
James C. Kempner.........     59,975        27,000      $ 95,000      $21,938
I. H. Kempner, III.......     69,925        27,000       107,069       21,938
Roger W. Hill............     41,975         5,000        80,375        4,063
Peter C. Carrothers......      7,500        27,500         5,156       39,530
William F. Schwer........     11,250        31,500         2,844       50,967
Roy F. Silva.............      1,000         9,000           813       14,562

- --------
(1) The following options include tandem SARs with respect to one-third of the shares subject to the underlying option: 36,975 for Mr. James C. Kempner; 46,925 for Mr. I. H. Kempner, III; 36,975 for Mr. Hill; and 7,750 for Mr. Schwer.
(2) Calculated based upon the March 31, 1996 average of the high and low market price per share of $9.50 (as reported by the American Stock Exchange) less the exercise price per share, times the number of shares.

 Retirement Plan

  The Imperial Holly Corporation Retirement Plan (the "Retirement Plan") is a tax qualified defined benefit plan covering salaried (non-union) employees of the Company and its subsidiaries generally, including executive officers. The Company has also adopted a Benefit Restoration Plan for certain participants (including each of the named officers except Mr. Silva) to supplement the benefits payable under the Retirement Plan to the extent that the limitations on qualified plan benefits mandated by the Internal Revenue Code of 1986, as amended (the "Code"), reduce retirement benefits that would otherwise be payable under the Retirement Plan.

  The following table sets forth estimated annual benefits (before giving effect to Code limits) payable for eligible employees who retire at age 65 (normal retirement age) under the Retirement Plan.

                          TOTAL ANNUAL BENEFIT AMOUNT

FINAL                                    YEARS OF SERVICE
AVERAGE             -----------------------------------------------------------
COMPENSATION           5      10      15       20       25       30       35
- ------------        ------- ------- ------- -------- -------- -------- --------
150,000............ $10,041 $20,082 $30,123 $ 40,164 $ 50,205 $ 60,246 $ 70,287
200,000............  13,541  27,082  40,623   54,164   67,705   81,246   94,787
250,000............  17,041  34,082  51,123   68,164   85,205  102,246  119,287
300,000............  20,541  41,082  61,623   82,164  102,705  123,248  143,787
400,000............  27,541  55,082  82,623  110,164  137,705  165,246  192,787

  Compensation under the Retirement Plan is defined as taxable earnings, including salary, bonus and other annual compensation reported in the Summary Compensation Table above, as well as the taxable income realized on exercise of stock options and the value for federal income tax purposes of certain employee benefits and other perquisites. Compensation under the Benefit Restoration Plan for periods after August 1, 1994 is defined as authorized base pay (without regard to any voluntary reductions thereto) plus bonus as reported in the Summary Compensation Table. Prior to August 1, 1994, compensation was defined in the same manner as the Retirement Plan. Annual benefits provided under the Retirement Plan are in addition to social security benefits for employees and are integrated with amounts payable pursuant to annuities distributed to participants in connection with benefits accrued as of the spinoff/termination of predecessors of the Retirement Plan. Benefits are defined in terms of a five-year certain and life annuity; several other payment options are available to employees. For purposes of the Retirement Plan, the years of service as of March 31, 1996 for the named officers are as follows: Mr. James C. Kempner (8), Mr. Hill (33), Mr. Carrothers (1), Mr. Schwer (7) and Mr. Silva (3). Mr. I. H. Kempner, III's years of service were fixed at 32 upon his retirement. Due to certain years of service prior to January 1, 1989, benefits derived from the above table slightly overstate benefits for Mr. James C. Kempner and Mr. Hill.

  The amounts shown above do not include benefits based on employee contributions that were permitted in prior years. The Retirement Plan does not currently allow employee contributions.

  Benefits payable under the Retirement Plan are limited by various provisions of the Code that restrict the amount of compensation that may be taken into account to calculate benefits under qualified plans and other limits on the maximum benefit payable from qualified plans. To the extent the pension calculated pursuant to the table above would exceed the maximum amount permitted by the Code, the difference would be payable from the Benefit Restoration Plan as a discounted lump sum upon the participant's retirement.

  In connection with his retirement in January 1996, the Company paid Mr. I.
H. Kempner, III, $924,628 in January 1996 under the Benefit Restoration Plan.

 Salary Continuation Plan

  The Company has agreed to provide lump-sum supplemental retirement and death benefits to participants (currently five executive officers, including each of the named officers other than Mr. I. H. Kempner, III and Mr. Silva) in the Salary Continuation Plan. The plan also provides for monthly salary continuation payments in the event of disability (as defined). If a participant's employment is terminated prior to retirement for any reason other than death, disability or cause (as defined), the participant will be entitled to receive, upon his attainment of age 55 if his termination is prior thereto, the actuarial equivalent (as defined) of the payment he would have received had he retired at age 62 (in certain cases, reduced according to a vesting schedule specified in the applicable agreement). The Salary Continuation Plan allows participants who are 100% vested and who have attained the age of 55 to receive their benefits without termination of employment if approved by the Executive Compensation Committee. No amounts will be due under the plan to a participant who is terminated for cause. The estimated amounts payable upon retirement at or after age 62 for each of the named officers are as follows: $1,562,818 for Mr. James C. Kempner, $790,372 for Mr. Hill, $157,731 for Mr. Carrothers and $598,349 for Mr. Schwer.

 Employment Agreements and Related Arrangements

  The Company has Employment Agreements expiring in July 1998 with each of Messrs. James C. Kempner, Hill and Schwer. The Employment Agreements provide that the Company will employ the executive at an annual base salary not less than an amount specified in the Employment Agreement. If terminated by the Company for any reason other than a "Non-Salary Event" (cause (as defined), death or total and permanent disability (as defined)), the executive will be entitled to receive as liquidated damages the present value of the greater of his minimum base salary provided for in the Agreement, or the salary then being paid to him, for the remaining term of employment as if there had been no termination. If the named officers had been terminated as of March 31, 1996, payments under the Employment Agreements would have been $769,024 for Mr. James C. Kempner, $617,889 for Mr. Hill and $380,159 for Mr. Schwer.

  The Company has Change of Control Agreements with six of its executive officers, including Mr. Carrothers and Mr. Silva. The Change of Control Agreements provide that in the event of an involuntary termination of employment (as defined) during the period commencing on the effective date of a change in control (as defined) and ending one year after that date, the Employee shall be entitled to receive, within 30 days after the Employee's involuntary termination of employment, a lump-sum payment equal to three times the Employee's base amount (defined under Section 280G of the Code) minus $1.00. If a change in control had occurred and if there was an involuntary termination of employment at March 31, 1996, the amounts due under the Change of Control Agreements would have been $453,600 for Mr. Carrothers and $460,000 for Mr. Silva.

  The Company has Severance Pay Agreements with Messrs. James C. Kempner, Hill and Schwer and another executive officer. The Severance Pay Agreements provide that in the event of the executive officer's death or involuntary termination of employment (as defined) prior to his attaining age 65 but after a change in control of the Company (as defined), the executive officer or his beneficiary shall be entitled to receive a payment equal to the greater of (i) the product of one-fourth of the executive officer's average monthly salary over the preceding twelve months multiplied by the number of full years of service with the Company and its affiliates or (ii) the total of the annual bonuses received during the 36 months preceding his death or involuntary termination of employment. If a change in control had occurred and if the service of the named officers had been terminated as of March 31, 1996 under the conditions described above, the amounts due under the Severance Pay Agreements would have been $59,004 for Mr. James C. Kempner, $195,558 for Mr. Hill and $25,522 for Mr. Schwer.

  The Company has understandings with Mr. I. H. Kempner, III providing that Mr. Kempner will provide consulting services to the Company concerning sugar industry related matters and that for such services the Company will pay Mr. Kempner a monthly retainer of $3,500 and a per diem amount for each day of travel on Company business. These arrangements expire on December 31, 1996.

  The Benefit Restoration Plan and the Salary Continuation Plan provide for full vesting of benefits in the event of a change in control of the Company (as defined). Payments may become due under the Severance Pay Agreements only after a change in control. Such plans and agreements provide that the aggregate present value of all "parachute payments" (within the meaning of Section 280G of the Code) shall not exceed one dollar less than three times the executive's "base amount" (within the meaning of Section 280G).

  The Company has established an Executive Benefits Trust which may be used to fund its obligations under certain otherwise unfunded benefit, retirement and deferred compensation plans providing benefits to executive officers of the Company in the event of a change in control.

  The Report of the Executive Compensation Committee on Executive Compensation and the Shareholder Return Performance Graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report and graph by specific reference.

 Shareholder Return Performance Graph

  The following graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Food Index for the last five fiscal years ended March 31. The graph assumes that the value of the investment in the Common Stock and each index was $1.00 at March 31, 1991 and that all dividends were reinvested on a quarterly basis.



                           IHK              S & P 500           S & P FOOD
                          -----             ---------           ----------
1991                      $1.00               $1.00                $1.00
1992                      $0.90               $1.08                $1.07
1993                      $0.96               $1.20                $1.14
1994                      $0.70               $1.19                $1.03
1995                      $0.71               $1.33                $1.22
1996                      $0.71               $1.72                $1.48

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

 Executive Compensation Program

  The Executive Compensation Committee of the Board of Directors of Imperial Holly Corporation (the "Committee") bears the responsibility for decisions pertaining to compensation matters of the Company's Chief Executive Officer and the officers of the Corporation. Decisions in these areas are presented to the full Board of Directors for review and, where appropriate, formal adoption. The Committee also serves in an advisory capacity for the non-executive positions to review the strategy behind, and the potential values of, the incentive plans for the Company.

  Actual individual awards and changes in remuneration to the individual executives are determined by the Committee. The Chief Executive Officer works with the Committee in the design of the plans and makes recommendations to the Committee regarding the salaries and bonuses of his direct reports. Grants or awards of stock, including stock options, are individually determined and administered by the Committee.

 Executive Compensation Programs Overview

  The Committee believes that the elements of executive compensation, namely, base salaries, annual bonus and long-term incentives via stock-based programs, should reflect Company compensation philosophy as follows:

  Base salaries: Base salaries should be competitive, and for the group on the average, representative of market average norms for similarly capitalized food product and ingredient companies. This practice is reviewed at least biennially by competitive assessment of base pay norms for similar functioning positions in similarly sized firms conducted by an independent compensation consultant retained by the Company.

  Annual incentive: Bonus values are geared to provide competitive or market average total cash compensation (base salary plus bonus) levels when the Company meets its short-term financial objectives. The bonus is computed as the product of a formula-driven amount based on Company financial performance and a factor based on the executive's individual performance in reaching strategic objectives. The formula amount depends on the Company's earnings before interest and taxes, above a pre-established threshold, while the other factor is based on the Committee's subjective assessment of the individual's performance measured against strategic objectives. The process for measuring the performance and calculating the incentives is reviewed and approved in advance of the fiscal year by the Committee.

  Three of the named officers received Performance Incentive Plan bonuses in fiscal 1996 for strategic accomplishments by them.

  In the later part of calendar year 1995, the Committee reviewed, using an outside compensation consulting firm, its executive base salary and bonus practices. Salaries and bonus opportunities were reviewed for the executive officers along with stock option plan participation levels. It was determined that findings would be implemented over time as Company financial performance improved. In a forward looking strategy, the fundamentals and the award potential of the Company's Performance Incentive Plan were modified to be more consistent with the Company's short-term and interim financial objectives and practices in the market. Specific performance objectives were established for earnings before interest and taxes, and the range of potential bonus awards payable under the plan was approved by the Committee in October 1995.

  Long-term compensation: The Company's plans have centered primarily on the use of non-qualified stock options. The Board of Directors has proposed to the shareholders an amendment to increase the number of shares available for options by 250,000 shares to provide a base for issuing long-term awards in the future. Except for the supplementary allocations approved in fiscal year 1995 and fiscal year 1996, the last general grant of options under the Company's executive stock plan was in fiscal year 1994.

  Going into the next five or more year period during which the future long-term incentives will vest, the Company expects that its long-term compensation plans will fulfill several objectives. The primary purpose is to align the executives' interests with those of the shareholders of the Company. Secondly, the plans will have the ability for potentially significant values that are subject to loss upon early termination, thus functioning as both a retention and motivational tool. Third, with a more strategic focus on the options in the future, the Company has the ability to create awards that can leverage the value of the awards based upon stock price performance and longer-term financial performance.

  With these objectives driving compensation strategy into the next five or more year period, the Committee feels that the values derived from these plans should accurately reflect the future performance of the Company and be consistent with shareholder return.

 Compensation of the Chief Executive Officer

  The Committee develops and administers the compensation program for the Chief Executive Officer consistent with that of the other executive officers. While it has been the practice of the Company to maintain salaries consistent with the market, no increases were awarded the Chief Executive Officer in fiscal year 1996, nor was a bonus paid. The fiscal year 1997 Performance Incentive Plan for the Chief Executive Officer is developed to deliver market competitive total cash if the Company achieves its earnings objectives for fiscal year 1997. Earnings objectives are a modified EBIT (earnings before interest and tax), and superior performance by the Company can create an award at levels up to the seventy-fifth percentile of practices in the market.

  No stock options were granted to Mr. Kempner in fiscal 1996, but options are contemplated for fiscal 1997 that will, as with the other executives, provide a competitive total compensation plan consistent with Company and stock price performance.

 Additional Stock to the Company's Long-Term Incentive Plan

  This Proxy Statement includes a proposal to authorize an additional 250,000 shares of stock for issuance under the Company's Stock Incentive Plan. These additional shares will provide shares to continue the planned option issuances.

  Section 162(m) of the Code does not allow the deduction of certain compensation to any covered employee in excess of $1 million per year, unless the compensation meets certain standards for performance-based compensation. The Committee believes that the Company's stock options currently qualify as performance-based compensation. The Committee does not anticipate that any executive officer will receive other compensation in excess of the limit during 1997. Therefore, the Committee did not take any action concerning the limit during 1996. The Committee will continue to monitor this situation and will take appropriate action if warranted in the future.

                                          THE EXECUTIVE COMPENSATION COMMITTEE
                                           John D. Curtin, Jr., Chairman
                                           Edward O. Gaylord
                                           H. E. Lentz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Gaylord is Chairman of the Executive Compensation Committee. In 1989, the Company became one of the limited partners of ChartCo Terminal, L.P. ("ChartCo") upon the formation thereof and made a capital contribution of $1,000,000 to ChartCo. A company owned by Mr. Gaylord is the general partner of ChartCo, which owns an interest in a fuel oil terminal in Houston, Texas. The percentage interests of the partners in ChartCo are in proportion to their respective capital contributions.

  In 1991, the Company entered into an interest rate swap with Lehman Brothers Inc. which continues until October 1996. Mr. Lentz, who was elected a director of the Company in December 1993, became a Managing Director of Lehman Brothers Inc. in March 1993. In 1996, Mr. Lentz became a member of the Executive Compensation Committee.

SECURITY OWNERSHIP

 Security Ownership of Certain Beneficial Owners

  The following table sets forth certain information with respect to persons known by the Company to be beneficial owners of 5% or more of the Common Stock based upon reports filed by such persons with the Securities and Exchange Commission. Unless otherwise indicated, these persons have sole voting and investment power over the shares of Common Stock listed below.

                                                           BENEFICIAL OWNERSHIP
                                                             OF COMMON STOCK
                                                           --------------------
                                                           NUMBER OF PERCENTAGE
NAME                                                        SHARES    OF CLASS
- ----                                                       --------- ----------
Harris K. Weston(1)(3).................................... 1,347,563    13.1%
 Dinsmore & Shohl
 1900 Chemed Center
 255 East 5th Street
 Cincinnati, Ohio 45202
Daniel K. Thorne(4) ......................................   758,569     7.4%
 P. O. Box 308
 Georges Mills, New Hampshire 03751
Fayez Sarofim(5)..........................................   676,500     6.6%
 Two Houston Center, Suite 2907
 Houston, Texas 77010
Archer-Daniels-Midland Company............................   653,100     6.3%
 P.O. Box 1470
 Decatur, Illinois 62525
I. H. Kempner, III(1)(5)(8)...............................   566,350     5.5%
 P.O. Box 25
 Sugar Land, Texas 77487-0025
United States National Bank(6)............................ 1,934,035    18.7%
 P. O. Box 179
 Galveston, Texas 77553

 Security Ownership of Management

  The following table sets forth certain information with respect to the ownership of Common Stock as of June 3, 1996 of each director of the Company, each of the named officers and all directors and executive officers of the Company as a group. Unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares of Common Stock listed below.

                                                           BENEFICIAL OWNERSHIP
                                                             OF COMMON STOCK
                                                           --------------------
                                                            NUMBER   PERCENTAGE
NAME                                                       OF SHARES  OF CLASS
- ----                                                       --------- ----------
A. M. Bartolo(5)..........................................    40,689       *
Peter C. Carrothers(5)....................................     9,370       *
John D. Curtin, Jr.(5)....................................     3,500       *
Edward O. Gaylord.........................................    12,000       *
Ann O. Hamilton(2)........................................   307,593     3.0%
Robert C. Hanna(5)........................................    28,202       *
Roger W. Hill(5)..........................................    51,508       *
Harris L. Kempner, Jr.(1)(7)..............................   452,302     4.4%
I. H. Kempner, III(1)(5)(8)...............................   566,350     5.5%
James C. Kempner(1)(5)(9).................................   503,130     4.9%
H. E. Lentz...............................................    13,000       *
Robert L. K. Lynch(2)(10).................................   409,662     4.0%
Fayez Sarofim.............................................   676,500     6.6%
Roy F. Silva(5)...........................................     1,000       *
William F. Schwer(5)......................................    14,568       *
Daniel K. Thorne(4).......................................   758,569     7.4%
All directors and executive officers as a group (21
persons)(5)............................................... 3,090,118    30.0%

- --------
  *Percentage of shares of Common Stock beneficially owned does not exceed 1% of the class.

 (1) Includes 332,363 shares of Common Stock owned by the H. Kempner Trust Association, over which I. H. Kempner, III, James C. Kempner, Harris L. Kempner, Jr. and Harris K. Weston share voting power and investment power as co-trustees with one other co-trustee.

 (2) Includes 134,187 shares of Common Stock owned by the Harris and Eliza Kempner Fund, a charitable foundation, as to which Ms. Hamilton and Mr. Lynch share voting power and investment power as co-trustees along with other trustees.

 (3) Includes 2,700 shares of Common Stock held by Mr. Weston's wife and 46,800 shares of Common Stock held by Mr. Weston's daughters. Mr. Weston disclaims beneficial ownership as to such shares. Also includes 106,200 shares of Common Stock owned by Mr. Weston as trustee for two trusts for the benefit of Mr. Weston's daughters and 396,000 shares of Common Stock owned by Mr. Weston as trustee of three charitable annuity lead trusts, as to all of which shares Mr. Weston disclaims beneficial ownership.

 (4) Includes 327,142 shares of Common Stock owned by a testamentary trust as to which Mr. Thorne is the sole beneficiary and a co-trustee. Also includes 166,947 shares owned by the Alan Pryce-Jones Trust, of which Mr. Thorne is a co-trustee, and 875 shares owned by his wife of which Mr. Thorne disclaims beneficial ownership.

 (5) Includes shares subject to stock options exercisable within 60 days as follows: Mr. I. H. Kempner, III, 69,925 shares; Mr. Bartolo, 12,000 shares; Mr. Curtin, 1,500 shares; Mr. Hanna, 22,000 shares; Mr. Hill, 41,975 shares; Mr. James C. Kempner, 59,975 shares; Mr. Schwer, 11,250 shares; Mr. Carrothers, 7,500 shares; Mr. Silva, 1,000 shares; and all directors and executive officers as a group, 259,457 shares.

 (6) Includes shares of Common Stock which United States National Bank holds as trustee of various trusts for descendants of H. Kempner, including the 188,891 shares listed in Note 10 but not including any shares that are held in nominee form for others. United States National Bank has voting power over 1,933,585 shares. The information given is based on a Statement on Form 4 filed by the shareholder with the Securities and Exchange Commission and other information furnished by the shareholder.

 (7) Includes 6,420 shares of Common Stock held by Mr. Kempner's wife, as to which he shares voting and investment power. Mr. Kempner disclaims beneficial ownership as to such shares.

 (8) Includes 4,443 shares of Common Stock held by Mr. Kempner's wife, as to which Mr. Kempner disclaims beneficial ownership.

 (9) Includes 6,750 shares of Common Stock owned by a trust of which Mr. Kempner is a beneficiary.

(10) Includes 188,891 shares of Common Stock owned by a testamentary trust as to which Mr. Lynch is the income beneficiary and has a power of appointment. Mr. Lynch does not have voting or investment power with respect to such shares. Also includes 45,367 shares of Common Stock held by a revocable trust for the benefit of Mr. Lynch's sister to which Mr. Lynch is co-trustee and shares voting and investment power with two other co-trustees. Mr. Lynch disclaims beneficial ownership over the shares held in trust for his sister.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors of the Company and beneficial owners of more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

  Based on a review of Forms 3 and 4 and amendments thereto filed during fiscal 1995 and Forms 5 and amendments thereto, or written representations that no Forms 5 were required, the Company believes that during fiscal 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, with the exceptions described below: Daniel K. Thorne and The Alan Pryce Jones Trust, a family trust of which Mr. Thorne is a trustee, each filed a Form 4 after the date the form was due.

OTHER INFORMATION

  Fayez Sarofim & Co. acts as an investment advisor to the Company, the Retirement Plan and other employee benefit plans maintained by the Company. During fiscal 1996, Fayez Sarofim & Co. received approximately $198,000 for such services. Fayez Sarofim, a director and owner of more than 5% of the Common Stock, is Chairman of the Board, President and owner of a majority of the outstanding capital stock of Fayez Sarofim & Co.

        PROPOSAL 2: APPROVAL OF NONEMPLOYEE DIRECTOR COMPENSATION PLAN

  On January 26, 1996, the Board of Directors of the Company approved a Nonemployee Director Compensation Plan (the "Plan") and determined that the Plan should be submitted to the shareholders for their consideration. The Plan is designed to replace the annual cash retainer for directors with stock and to facilitate director ownership of Common Stock. A copy of the Plan is attached to this Proxy Statement as Annex A.

  Under the Plan, members of the Board of Directors of the Company who are not employees of the Company are compensated for their annual retainer in the form of shares of Common Stock of the Company instead of in cash. These shares are subject to restrictions on sale or other transfer, and cannot be sold or transferred until the earliest of a director's death, disability, cessation of status as a director or the occurrence of a change in control of the Company (as defined in the Plan). Committee and director meeting fees are not paid in the form of shares of Common Stock under the Plan, but will continue to be paid in cash.

  The number of shares awarded to each eligible director on each annual election of directors of any class is equal to (i) 167% of the otherwise applicable cash annual retainer payable to such director, divided by (ii) the fair market value of the Common Stock on the date of such annual election. The award of shares does not constitute any agreement or understanding that the Company will retain a director for any period of time, or at any particular rate of compensation.

  The number of shares authorized under this Plan is 500,000, and the Plan will continue in existence until all shares authorized under the Plan have been awarded or the Plan is otherwise terminated. This number is subject to proportionate adjustment in the event of a stock dividend, stock split, recapitalization or combination of the Common Stock.

  The Plan may be amended by the Board of Directors, except that (i) no amendment shall be effective prior to approval by the Company's shareholders to the extent such approval is then required pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, in order to preserve the applicability of any exemption provided by such rule to awards of Common Stock under the Plan (except with the consent of the directors to whom the award would be made) or to the extent shareholder approval is otherwise required by applicable legal requirements, and (ii) the Plan shall not be amended more than one every six months to the extent such limitation is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to awards of Common Stock under the Plan. The Securities and Exchange Commission has recently adopted rules (that are not yet effective) that would generally eliminate the requirement of Rule 16b-3 for shareholder approval of amendents to compensation plans.

  Approval of the Nonemployee Director Compensation Plan will acquire the affirmative vote of a majority of the shares of Common Stock entitled to vote on the matter. Accordingly, abstentions will have the same effect as no votes, and broker non-votes applicable to shares represented at the meeting will have no effect. The persons named on the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the approval of the Nonemployee Director Compensation Plan.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE NONEMPLOYEE DIRECTOR COMPENSATION PLAN.

               PROPOSAL 3: AMENDMENT TO THE STOCK INCENTIVE PLAN

EXISTING STOCK INCENTIVE PLAN

  In 1988, the shareholders of the Company approved the adoption of the Imperial Holly Corporation Stock Incentive Plan, which provides for the granting to certain officers and key employees of the Company and its participating subsidiaries (approximately 50 participants at June 3, 1996) of incentive awards in the form of stock options, stock appreciation rights ("SARs") and restricted stock. In 1993, the shareholders approved an amendment to the plan which provided for issuance of performance shares and performance units (as amended, the "Stock Incentive Plan"). The Executive Compensation Committee of the Board of Directors has discretion to select the employees to be granted awards, to determine the type, size and terms of such awards, to determine the time when awards will be granted and to prescribe the form of the instruments evidencing awards made under the Stock Incentive Plan.

  Options are rights to purchase a specified number of shares of Common Stock at a price not less than the fair market value of the shares of Common Stock at the time the option is granted, with cash or other shares of Common Stock owned by the optionee or both. Options are exercisable at such time and upon such terms as are determined by the Executive Compensation Committee and expire no later than ten years after the date they were granted. Options may constitute either incentive stock options within the meaning of Section 422 of the Code or nonqualified options. SARs are rights to receive, without payment to the Company, cash or shares of Common Stock or both in lieu of the purchase of shares of Common Stock under the related stock options to which the SARs are attached. A restricted stock award is an award of shares of Common Stock that may be subject to a restriction against transfer as well as a repurchase option exercisable by the Company upon the termination of the participant's employment during a period set by the Executive Compensation Committee. During such period, the employee generally has the right to vote and receive dividends on the shares covered by the restricted stock awards.

  Performance shares are contingent awards of Common Stock based upon Company performance over a period of not less than three years (a "Performance Period") relative to objective performance criteria (such as return on equity or capital or any other financial measures) ("Performance Objectives") established by the Executive Compensation Committee at the time of grant. Performance units are contingent awards (expressed in a stated dollar amount or a formula) that may be earned based on Company performance over a Performance Period relative to Performance Objectives established at the time of grant. Performance shares and performance units may be paid in cash or Common Stock. The Executive Compensation Committee determines at the time of grant the portion of a grant of performance shares or performance units that may be payable if the Company achieves intermediate levels of the Performance Objectives.

  The Stock Incentive Plan currently provides for the issuance of up to a total of 812,500 shares of the Company's Common Stock. No awards may be made under the Stock Incentive Plan after April 29, 2003. Awards under the Stock Incentive Plan are subject to adjustment in the event of a stock dividend, stock split, recapitalization or combination of the Common Stock. In the event of certain mergers, consolidations, plans of exchange or other reorganizations of the Company, outstanding awards under the Stock Incentive Plan are subject to adjustment to reflect the terms of such transaction. In addition, upon the dissolution or liquidation of the Company or upon any merger or consolidation of the Company in which the Company is not the surviving corporation, all awards under the Stock Incentive Plan will become fully vested.

  Awards under the Stock Incentive Plan are not transferable except by will and by the laws of descent and distribution. Except when a participant's employment terminates as a result of death, disability or retirement under an approved retirement plan, an option may be exercised only if the participant is an officer, employee or director of the Company or a subsidiary at the time of exercise. An option may also be exercised within one year after the death of a participant or within three months after termination of employment as a result of disability or retirement under an approved retirement plan, but only to the extent exercisable at death or termination of employment and only if the term of the option has not previously expired. The Stock Incentive Plan allows for the satisfaction of a participant's tax withholding in respect of an award by the withholding of shares of Common Stock issuable pursuant to the award or the delivery by the participant of previously owned shares of Common Stock, in either case valued at the fair market value thereof. On June 3 1996, the last reported sales price of the Common Stock on the American Stock Exchange was $11 7/8 per share.

  The Stock Incentive Plan may be amended by the Board of Directors, except that no amendment that increases the number of shares of Common Stock subject to the Stock Incentive Plan may be made without shareholder approval, and no amendment that adversely affects any right of a participant with respect to any award previously granted may be made without the consent of the participant.

PROPOSED AMENDMENTS

  As noted above, the Stock Incentive Plan currently provides for the issuance of up to 812,500 shares of Common Stock. As of June 3, 1996, a total of 197,196 shares had been issued under the Stock Incentive Plan and options to purchase an additional 538,589 shares were outstanding, leaving only 76,715 shares available for future awards. On April 26, 1996, the Board of Directors approved a proposed amendment to the Stock Incentive Plan that would increase the number of shares of Common Stock subject to the plan by 250,000. The Company believes the amendment will enable the Stock Incentive Plan to continue to advance the interests of the Company and its shareholders by providing deferred stock incentives to key employees.

  The amount and type of awards to be granted in the future to the named officers, to all executive officers as a group and to all other employees are not currently determinable. The Stock Incentive Plan does not permit the grant of awards to directors who are not employees.

  Approval of the amendment to the Stock Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the matter. Accordingly, abstentions will have the same effect as no votes, and broker non-votes applicable to shares represented at the meeting will have no effect. The persons named on the accompanying proxy will vote in accordance with the choice specified thereon, or, if no choice is properly indicated, in favor of the approval of the amendments to the Stock Incentive Plan.

CERTAIN TAX CONSEQUENCES

  Options granted under the Stock Incentive Plan may constitute either "incentive stock options" within the meaning of Section 422 of the Code or non-qualified options. In certain instances, the tax treatment under the Code of stock options qualifying as incentive stock options is more favorable to employees than the tax treatment accorded non-qualified options. Generally, upon the exercise of an incentive stock option, the optionee will recognize no income for federal income tax purposes. The difference between the exercise price of the incentive stock option and the fair market value of the Common Stock at the time of purchase is, however, an adjustment to alternative minimum taxable income that may require payment of an alternative minimum tax. On the sale of the shares acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years from the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. The Company will not be entitled to a tax deduction upon the grant or exercise of an incentive stock option, except to the extent an optionee recognizes ordinary income as a result of the disposition of the shares prior to the expiration of the required holding period.

  Upon the exercise of a non-qualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value on the date of exercise of the Common Stock purchased and the exercise price. Upon any sale of shares acquired upon exercise of a non-qualified option, any difference between the sales price and the fair market value of the shares on the date of exercise of the non-qualified option will be treated generally as capital gain or loss. Upon the exercise of a non-qualified option, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the income recognized by the employee.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE STOCK INCENTIVE PLAN.

               PROPOSAL 4: RATIFICATION OF INDEPENDENT AUDITORS

  The Board of Directors, upon recommendation of the Audit Committee, has approved and recommended the appointment of Deloitte & Touche LLP, independent certified public accountants, as auditors of the Company's financial statements for the year ending March 31, 1997. Deloitte & Touche LLP has served as auditors for the Company for over 25 years. Neither such firm nor any of its associates has any relationship with the Company except in their capacity as auditors.

  A representative of Deloitte & Touche LLP is expected to attend the 1996 Annual Meeting and be available to respond to appropriate questions raised during the meeting by shareholders. Such representative will also have an opportunity to make a statement during the meeting if he so desires.


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 1997.

                                 OTHER MATTERS

  A copy of each of the Company's Annual Report to Shareholders and the Company's Annual Report on Form 10-K, including financial statements for the fiscal year ended March 31, 1996, accompany this Proxy Statement but are not a part of the proxy soliciting material.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the Company's 1997 Annual Meeting of Shareholders, and otherwise eligible, must be received by the Company (at the address indicated on the first page of this Proxy Statement) no later than February 14, 1997 to be eligible for inclusion in the Company's proxy material relating to that meeting.


 REGARDLESS OF THE NUMBER OF SHARES OWNED, IT IS IMPORTANT THAT THEY BE REPRESENTED AT THE MEETING, AND YOU ARE RESPECTFULLY REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By Order of the Board of Directors
                                          William F. Schwer
                                          Secretary

                                                                        ANNEX A

                          IMPERIAL HOLLY CORPORATION

                    NONEMPLOYEE DIRECTOR COMPENSATION PLAN

1. Purpose

  The purpose of this Nonemployee Director Compensation Plan (the "Plan") of Imperial Holly Corporation (the "Company") is to promote ownership in the Company by outside directors of the Company whose services are considered essential to the Company's continued progress and thus to provide them with a further incentive to continue to serve as directors of the Company. The Plan is also intended to assist the Company through utilization of the benefits provided by the Plan to attract and retain experienced and qualified candidates to fill vacancies in the Board of Directors (the "Board") which may occur from time to time. All awards under this Plan are subject to approval of the Plan by the affirmative votes of the holders of a majority of the outstanding shares of the Company's Common Stock, present or represented and entitled to vote at the 1996 annual meeting of the Company's shareholders; provided that, if such approval is not obtained at the 1996 annual meeting of the Company's shareholders, this Plan shall terminate and cease to be of any further force or effect.

2. Participation in the Plan

  The Directors of the Company who are not employees of the Company or any affiliate of the Company, including, without limitation, the Chairman of the Board ("Eligible Directors"), shall be eligible to participate in the Plan; provided, however, that the recipient of an award must be serving as an Eligible Director on the date the award is granted.

3. Stock Subject to the Plan

  The stock subject to the Plan initially shall consist of 500,000 shares of authorized and unissued Common Stock, without par value, of the Company ("Common Stock").

4. Stock Awards

  On July 26, 1996, and on each subsequent annual election of Directors each year during the term of this Plan (the "Award Date"), each Eligible Director shall be issued a number of shares of Common Stock equal to (i) 167% of the otherwise applicable cash annual retainer payable to such Director, divided by
(ii) the Fair Market Value of the Common Stock on such Award Date, rounded to the nearest whole share. Common Stock will not be awarded under this Plan for committee or Director meeting fees. For purposes of this Plan, the "Fair Market Value" of a share on a particular date shall be deemed to be the mean between the highest and lowest sales price per share of Common Stock on the American Stock Exchange or, in the discretion of the Board, any other national stock exchange or transaction reporting system on which Common Stock is listed or quoted, or if Common Stock is not listed or quoted on any national stock exchange or transaction reporting system, the mean between the highest closing bid and lowest closing asked price for Common Stock as reported by the National Association of Securities Dealers NASDAQ System, or if not reported by such system, the mean between the closing bid and asked price as quoted by such quotation source as shall be designated by the Board on that date. If there shall have been no sale on the date in question, Fair Market Value shall be determined by reference to the last preceding date on which such a sale or sales were so reported.

  A stock certificate evidencing such shares shall be issued by the Company to the Eligible Director as soon as practicable after determination of the Fair Market Value on the Award Date, and such shares, when issued, shall be duly authorized, validly issued, fully paid and nonassessable.

5. Stock Restrictions

  Shares of Common Stock issued to an Eligible Director in accordance with the Plan may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, until the earliest of the Eligible Director's death, disability or cessation of status as a Director or the occurrence of a Change in Control (as defined below) of the Company. Certificates for shares of Common Stock issued pursuant to the Plan shall bear an appropriate legend referring to the restriction. Any attempt to dispose of any such shares of Common Stock in contravention of the foregoing restriction shall be null and void and without effect. For purposes of this Paragraph 5, a "Change in Control" shall be deemed to have occurred if any of the following shall have taken place: (i) a change in control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then-outstanding securities; or (iii) following the election or removal of directors, a majority of the Board of Directors consists of individuals who were not members of the Board of Directors two years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

6. Assignment

  The rights and benefits of an Eligible Director under this Plan may not be assigned, and any attempted assignment of such rights and benefits shall be null and void.

7. Limitation of Rights

  A. NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an award nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain an Eligible Director for any period of time, or at any particular rate of compensation.

  B. SHAREHOLDER'S RIGHTS. An Eligible Director shall have no rights as a shareholder until the date of the issuance to the Eligible Director of a stock certificate for the Common Stock awarded under the terms of the Plan, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.

8. Changes in Present Stock

  A. CORPORATE ACTS. The existence of this Plan shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issues of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with, or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

  B. ADJUSTMENTS. In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, then the number of shares of Common Stock reserved under this Plan and subject to future awards of Common Stock shall be proportionately adjusted to reflect such transaction. Such adjustment to the number of shares of Common Stock shall reflect the proportional adjustment to the number of shares of Common Stock (or such other capital stock as may be issued in a reclassification) that a shareholder who owned an equivalent number of shares immediately before the happening of any of the events described in the preceding sentence would have owned or been entitled to receive after the happening of any of such events. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than cash dividends or dividends payable in Common Stock), the Board shall make such adjustments as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Eligible Directors.

9. Effective Date and Duration of the Plan

  The Plan shall take effect upon approval by the shareholders of the Company at the 1996 annual meeting of shareholders. The Plan shall terminate when all Common Stock subject to the Plan is awarded (unless earlier discontinued by the Board). If, on a date on which Common Stock would normally be awarded, there is not a sufficient number of shares available to grant each person otherwise eligible to receive an award on that date the full number of shares to which he or she would normally be entitled, shares shall be prorated among Eligible Directors according to the number of shares available on such date of grant. Such Eligible Directors shall be deemed to have received the full amount due to them in Common Stock on such date of grant; provided, however that the balance of any annual retainer fee shall be paid in cash.

10. Amendment of the Plan

  The Board may suspend or discontinue the Plan or revise or amend it in any respect whatsoever, including, without limitation, to increase the number of shares of Common Stock authorized under the Plan; provided, however, that (a) after approval of the Plan by Company shareholders, no amendment or alteration shall be effective prior to approval by the Company's shareholders of such amendment or alteration to the extent such approval is then required pursuant to Rule 16b-3 promulgated under the Exchange Act, in order to preserve the applicability of any exemption provided by such rule to awards of Common Stock under this Plan (unless the Eligible Director consents) or to the extent shareholder approval is otherwise required by applicable legal requirements, and (b) the Plan shall not be amended more than once every six months to the extent such limitation is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule (or any successor provision under the Exchange Act) to awards of Common Stock under this Plan.

11. Taxes

  A. Subject to Subparagraph B below, the Company may make such provisions as it may deem appropriate for the withholding of any taxes that it determines is required in connection with any Common Stock awarded under this Plan; provided, however, that upon approval by the Board, any Eligible Director may pay all or any portion of the taxes required or allowed to be withheld by the Company by electing to have the Company withhold shares of Common Stock, or by delivering previously owned shares of Common Stock, having a fair market value, determined in accordance with Paragraph 4, equal to the amount required to be withheld or paid. Such elections are irrevocable.

  B. At the time of the Award Date, each Eligible Director shall inform the Company, in accordance with procedures established by the Company, whether he or she wishes to have taxes withheld at such time, pursuant to an election under Section 83(b) of the Internal Revenue Code of 1986, as amended.

12. Requirements of Law

  The issuance of shares of Common Stock under this Plan shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

13. Governing Law

  This Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Texas and construed accordingly.

  IN WITNESS WHEREOF, this Plan was adopted by the Board on January 26, 1996, to be effective upon approval of the shareholders of the Company.

                                        IMPERIAL HOLLY CORPORATION

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                          IMPERIAL HOLLY CORPORATION

                      1996 ANNUAL MEETING OF SHAREHOLDERS
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints I.H. Kempner, III, James C. Kempner and Roy
E. Henderson, and each of them with full power of substition, the attorneys and proxies of the undersigned to vote all of the shares of Common Stock, without par value, of Imperial Holly Corporation (the "Company") that the undersigned would be entitled to vote, with all powers that the undersigned would possess if personally present, at the 1996 Annual Meeting of Shareholders of Imperial Holly Corporation to be held on July 26, 1996 and at any adjournment or postponement thereof, on the matters as designated herein and, in their discretion, on such other matters as may properly come before the meeting or adjournments thereof, all as set forth in the accompanying Proxy Statement.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR ELECTION AS DIRECTORS OF ALL OF THE NOMINEES LISTED ON THE REVERSE. A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting, or at any adjournment or postponement, may exercise the powers conferred by this Proxy. Receipt of the Notice of Meeting and Proxy Statement is hereby acknowledged. This Proxy revokes all prior proxies given by the undersigned.

                  (Continued, and to be signed and dated, on the reverse side.)

                  IMPERIAL HOLLY CORPORATION
                  P.O. BOX 11110
                  NEW YORK, N.Y. 10203-0110


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   / /

1. To elect four directors to serve        FOR all nominees
   for three-year terms until the 1999     listed below      /x/
   Annual Meeting of Shareholders
   and until their successors are          WITHHOLD AUTHORITY to vote
   qualified.                              for all nominees listed below.  /x/

                                           EXCEPTION  /x/

Nominees A.M. Bartolo, Edward O. Gaylord, Roger W. Hill, Robert L.K. Lynch (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exception" box and write that nominee's name in the space provided below).

"Exceptions ___________________________________________________________________

2. To consider and act upon a proposal    3. To consider and act upon a proposal
   to approve a Nonemployee Director         to approve an amendment to the
   Compensation Plan.                        Company's Stock Incentive Plan.

   FOR /x/   AGAINST /x/   ABSTAIN /x/       FOR /x/   AGAINST /x/   ABSTAIN /x/

4. To consider and act upon a proposal    5. To transact such other business as
   to ratify the appointment of the          may property come before the
   firm Deloitte & Touche LLP,               meeting or any adjournment thereof.
   independent certified public
   accountants, as auditors of the
   Company for its fiscal year ending
   March 31, 1997.
                                             Change of Address and or
   FOR /x/   AGAINST /x/  ABSTAIN /x/        Comment Mark Here        /x/

                                             Please sign exactly as name or
                                             names appear on the proxy. If
                                             stock is held jointly, each holder
                                             should sign. If signing as
                                             attorney, trustee, executor,
                                             administrator, custodian, guardian,
                                             or corporate officer, please give
                                             full title.

                                          DATED: ________________________, 19__

                                          SIGNED ______________________________

                                          _____________________________________

Please Sign, Date and Return the Proxy Card       Votes MUST be indicated
Promptly Using the Enclosed Envelope.             (x) in Black or Blue ink. /x/

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